                                     EXHIBIT A


                            CERTIFICATE OF DESIGNATIONS

                              OF SERIES A AND SERIES B

                                  PREFERRED STOCK

                                 OF PC QUOTE, INC.


     PC Quote, Inc., a Delaware corporation (the "CORPORATION") hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "BOARD") on ___________, 1998, pursuant to authority conferred upon the Board by the Certificate of Incorporation, as amended, of the Corporation and Section 151(g) of the Delaware General Corporation Law:

     RESOLVED, that the Board hereby authorizes two series of the Corporation's previously authorized Preferred Stock, par value $.001 per share, and hereby states a designation of each series and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     1. DESIGNATION AND AMOUNT. The Corporation hereby designates ________ shares of the Preferred Stock as Series A Preferred Stock (the "SERIES A PREFERRED") and __________ shares of the Preferred Stock as Series B Preferred Stock (the "SERIES B PREFERRED," collectively with the Series A Preferred, the "PREFERRED STOCK").

     2.   DIVIDENDS.

          (a) A holder of Series A Preferred shall be entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of $.__ per share [5% of per share purchase price], payable quarterly on the 15th day of September, December, March and June, in each year. A holder of Series B Preferred shall be entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of $.__ per share [5% of per share purchase price], payable quarterly on the 15th day of September, December, March and June, in each year. If any day described in the preceding two sentences is not a business day, dividends shall be paid on the next business day, commencing on the first such day after issuance. Dividends payable for any period less than a full quarter shall be computed on and paid for the actual number of days elapsed. Dividends shall accrue on each share of Preferred Stock from the date of issue of such share of stock (the "ISSUANCE DATE"). Dividends shall be paid to holders of record on a record date to be determined by the Board in advance of the payment of each dividend.


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          (b)  No dividends shall be declared on any other series or class or classes of stock unless there shall be or have been declared on all shares of Preferred Stock then outstanding the dividends for all quarter-yearly periods coinciding with or ending before such quarter-yearly period. Dividends shall be cumulative. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment which is in arrears. If in any quarter-yearly dividend period, dividends in the annual amount have not been declared and paid or set apart for payment for such quarter-yearly dividend period and all preceding such periods from the first day from which dividends are cumulative, then, until the aggregate deficiency is declared and fully paid or set apart for payment, the Corporation shall not (i) declare or pay or set apart for payment any dividends or make any other distribution on any other capital stock or securities having an equity interest in the Corporation ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (the "SECONDARY STOCK") (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase Secondary Stock) or (ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any Secondary Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation.

     3. CONVERSION OF PREFERRED STOCK. A holder of Preferred Stock shall have the right, at such holder's option, to convert the Preferred Stock into shares of the Corporation's common stock, par value $0.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in Sections 3(a) and 3(b). If any Preferred Stock remains outstanding on the fifth anniversary after the Issuance Date, then such Preferred Stock shall automatically convert to Common Stock on such fifth anniversary under the terms of Section 7(f).

          (a) CONVERSION RIGHT. At any time or times on or after the Issuance Date, any holder of Preferred Stock shall be entitled to convert any whole number of shares of Preferred Stock into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 7(h)) of Common Stock, at the Applicable Conversion Rate, adjusted in accordance with Section 4, if applicable.

          (b) APPLICABLE CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to Section 3(a) shall be determined by multiplying the product of one hundred (100) and the number of shares of Preferred Stock to be converted into Common Stock by:

               (i) in the case of Series A Preferred, (A) the Series A Closing Price (as defined in the Securities Purchase Agreement dated as of September ___, 1998, among the Corporation, Pico Holdings, Inc., a California corporation, and Physicians Insurance Corporation of Ohio, Inc., an Ohio corporation (the "PURCHASE AGREEMENT")) PLUS (B) the amount of any accrued but unpaid dividends attributable to such Preferred Stock, DIVIDED BY the lower of (X) the Series A Closing Price, (Y) the average Closing Sale Price of the Common Stock over the twenty-day period immediately prior to the day the Series A Preferred is to be converted into Common Stock; or (Z) the Closing Sale Price one day prior to the day the Series A Preferred is to be converted into Common Stock (the "SERIES A CONVERSION RATE").


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               (ii) in the case of Series B Preferred, (A) the Series B Closing
Price (as defined in the Purchase Agreement) PLUS (B) the amount of any accrued but unpaid dividends attributable to such Preferred Stock, DIVIDED BY the lower of (X) the Series B Closing Price, (Y) the average Closing Sale Price of the Common Stock over the twenty-day period immediately prior to the day the Series B Preferred is to be converted into Common Stock; or (Z) the Closing Sale Price one day prior to the day the Series B Preferred is to be converted into Common Stock (the "SERIES B CONVERSION RATE").

     4. ADJUSTMENT TO CONVERSION PRICE -- DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Certificate of Designations, the Series A and Series B Conversion Rates will be subject to adjustment from time to time as provided in this Section 4.

          (a) ADJUSTMENT OF CONVERSION PRICE DUE TO ISSUANCE OF ADDITIONAL SECURITIES. If on or after the Closing Date, the Corporation issues or sells, or is deemed under the terms of Section 4(a)(i) to have issued or sold, any shares of Common Stock (other than the Preferred Stock and shares of Common Stock deemed to have been issued by the Corporation in connection with an Approved Stock Plan (as defined below)) for a consideration per share less than the Applicable Price (as defined below), then after such issue or sale, in addition to multiplying such number of shares by the Series A Conversion Rate or the Series B Conversion Rate, as applicable, the number of shares of Preferred Stock to be converted into Common Stock shall be multiplied by: the product of
(I) the Applicable Price and (II) the number of shares of Common Stock Deemed Outstanding (as defined in Section 4(a)(iii)) immediately after such issue or sale, divided by the sum of (a) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, and (b) the consideration, if any, received by the Corporation
upon such issue or sale (as determined in Section 4(a)(iv)).   The "APPLICABLE
PRICE" shall equal (x) the Series A Closing Price if the calculation relates to Series A Preferred, or (y) the Series B Closing Price if the calculation relates to Series B Preferred, or (z) the lesser of the Series A Closing Price or the Series B Closing Price if the calculation does not explicitly relate to either
the Series A Preferred or the Series B Preferred.   For purposes of determining
the number of shares of Common Stock Deemed Outstanding under this Section 4(a), the following shall apply:

               (i) ISSUANCE OF OPTIONS OR CONVERTIBLE SECURITIES. If the Corporation in any manner grants (A) any rights or options to subscribe for or to purchase Common Stock (other than pursuant to an Approved Stock Plan or upon conversion of the Preferred Stock) or (B) any rights or options to acquire any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") or (C) any rights to subscribe for or to purchase Convertible Securities, and the price per share for which Common Stock is issuable upon the exercise of the rights or options described in Sections 5(a)(i)(A) or (B) (together, the "OPTIONS") or upon conversion or exchange of Convertible Securities is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon the (A) exercise of such Options or (B) conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options or (C) conversion or exchange of Convertible Securities, shall increase


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the number of shares of Common Stock Deemed Outstanding and shall be deemed to have been issued and sold by the Corporation for the price per share specified in Section 4(a)(iv).

               (ii) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the (A) purchase price payable to exercise any Options, (B) additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or (C) rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time (including due to a conversion price for Convertible Securities which varies with the market or an index), the fraction to be used thereafter in the calculation described in
Section 4(a) shall be the fraction which would have been calculated at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase to the Series A Conversion Price or the Series B Conversion Price otherwise applicable.

              (iii) CERTAIN DEFINITIONS. For purposes of determining the additional fraction specified in Section 4(a), the following terms have the meanings set forth below:

                    (A) "APPROVED STOCK PLAN" shall mean any contract, plan or agreement which has been approved by the Board of the Corporation, pursuant to which the Corporation's securities may be issued to any employee, officer, director, consultant or other service provider.

                    (B) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus any additional shares of Common Stock deemed to be outstanding at such time pursuant to Section 4(a)(i) regardless of whether the Options or Convertible Securities are actually exercisable at such time, plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock. Upon the expiration of any Options or any rights of conversion, exercise or exchange under Convertible Securities which shall not have been exercised, converted or exchanged, the Common Stock Deemed Outstanding shall include: only the Common Stock, if any, actually issued upon the exercise of such Options or exercise, conversion or exchange of such Convertible Securities.

                    (C) The "CLOSING SALE PRICE" shall be defined as the last closing sale price of the Common Stock of the Corporation on the American Stock Exchange, or if the American Stock Exchange is not the principal securities exchange for the Common Stock, the last closing sale price of the Common Stock on the principal securities exchange or other trading market where the Common Stock is listed, or if the foregoing do not apply, the last closing sale price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if no closing sale price is reported for the Common Stock by Bloomberg, the last closing bid price of the Common Stock as reported by Bloomberg, or, if no last closing bid price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc., or if the last closing sale price cannot be calculated for the Common Stock on any of the foregoing bases,


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

then the fair market value as mutually determined by the Corporation and the holders of a majority of the outstanding Preferred Stock (including for purposes of this determination any Preferred Stock with respect to which the Closing Sale Price is being determined).

               (iv) ADJUSTMENT TO CONVERSION PRICE. For purposes of determining the fraction to be used in the calculation described in Section 4(a), the following shall apply:

                    (1)  CALCULATION OF CONSIDERATION RECEIVED.   For purposes
of Section 4(a), the price per share for which Common Stock is deemed issued upon exercise of Options or upon conversion or exchange of Convertible Securities shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Subject to Section 4(a)(ii), no additional adjustment to the Series A Conversion Price or the Series B Conversion Price, as applicable, shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (2) CASH PROCEEDS. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor.

                    (3) EXPIRATION OF CONVERSION RIGHTS. Upon the expiration of any Options or any rights of conversion, exercise or exchange under Convertible Securities which shall not have been exercised, converted or exchanged, the consideration received therefor shall be deemed to be (i) the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually exercised, converted or exchanged, plus any additional consideration, if any, actually received by the Corporation upon such exercise, conversion or exchange, and (ii) in the case of Options for Convertible Securities, only the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                    (4) NONCASH CONSIDERATION. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the average of the Closing Sale Prices of such


                                         -5-
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securities for the five consecutive business days immediately preceding the date of receipt (calculated as if the definition of the Closing Sale Price relates to such securities rather than to Common Stock).

                    (5) FAIR VALUE DEFINED. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the holders of a majority of the Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) business days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) business days after the tenth (10th) business day following the Valuation Event by an independent, reputable appraiser selected by the Corporation. The determination of such appraiser shall be binding upon all parties absent manifest error.

                    (6) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.

                    (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                    (8) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, for purposes of determining the voting rights of the holders of Preferred Stock.

          (b) ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK.

               (i) SUBDIVISIONS. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, thereafter, when any calculation is to be made of the number of shares of Common Stock to be received for the Preferred Stock, the number of shares of Preferred Stock shall be multiplied by the following fraction (in addition to the Series A Conversion Rate or the Series B Conversion Rate, and any adjustment in Section 4(a) as applicable): the number of shares which one share of Common Stock prior to the subdivision was converted into upon the subdivision, divided by one share of Common Stock.


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               (ii)   COMBINATIONS.  If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, thereafter,, when any calculation is to be made of the number of shares of Common Stock to be received for the Preferred Stock, the number of shares of Preferred Stock shall be multiplied by the following fraction (in addition to the Series A Conversion Rate or the Series B Conversion Rate, and any adjustment in Section 4(a) as applicable): one share of Common Stock divided by the number of shares which one share of Common Stock prior to the combination was converted into upon the combination.

          (c) CERTAIN EVENTS. If any event occurs of the type contemplated to trigger an adjustment to the Series A Conversion Price or Series B Conversion Price, as applicable, by the provisions of this Section 4, but which event is not expressly provided for hereunder (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board shall make an appropriate adjustment in the applicable Conversion Price so as to protect the rights of the holders of the Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 4.

     5. NOTICES. Any notice required to be delivered pursuant to the terms of this Certificate of Designations shall be delivered, unless otherwise provided in this Certificate of Designations, in accordance with the terms, and subject to the notice provisions of, the Securities Purchase Agreement.

          (a) EVENTS. The Corporation will provide written notice to each holder of the Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Substantive Change, dissolution or liquidation, provided, however that in no event shall such notice be provided to such holder prior to such information being made known to the public.

          (b) SUBSTANTIVE CHANGES. The Corporation will provide written notice to each holder of the Preferred Stock at least twenty (20) days prior to the date on which any Substantive Change, dissolution or liquidation will take place, provided, however that in no event shall such notice be provided to such holder prior to such information being made known to the public.

          (c) DOCUMENTS. The Corporation will provide each holder of the Preferred Stock with the following documents:

               (i) monthly, quarterly and annual reports including variances between planned and actual financial results; and

               (ii) audited annual financial statements together with an annual report, not later than ninety (90) days after the end of the fiscal year of the Corporation.


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          (d)  CONVERSION NOTICE.  The holder of Preferred Stock will provide written notice to the Corporation prior to exercising the conversion rights specified in Section 3 hereof, as provided in Section 7 below.

     6. PURCHASE RIGHTS. If at any time after the Issuance Date the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of the Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     7.   MECHANICS OF CONVERSION.

          (a) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Stock into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as EXHIBIT A (the "CONVERSION NOTICE") to the Corporation and its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier, for delivery to the Corporation or the Transfer Agent as soon as practicable following such date, the original certificate(s) representing the Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATE(S)") and the originally executed Conversion Notice. The Preferred Stock shall be deemed to have been converted to Common Stock on the Conversion Date.

          (b) CORPORATION'S RESPONSE. Within forty-eight (48) hours of receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or the Transfer Agent (as applicable) shall, within the later of one (1) business day after receipt of the Preferred Stock Certificates and two (2) days after receipt of the Conversion Notice, (I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Corporation. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Stock being converted, then the Corporation or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock


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Certificate(s) and at its own expense, issue and deliver to the holder a new
Preferred Stock Certificate representing the number of Preferred Stock not converted.

          (c) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the arithmetic calculation of the Series A Conversion Rate or the Series B Conversion Rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) business days of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Closing Sale Price or applicable Conversion Rate within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one (1) business day submit via facsimile the disputed arithmetic calculation of such Closing Sale Price or Conversion Rate to an independent, outside accountant mutually agreed upon by the Corporation and a majority of the holders of the Preferred Stock. If the Corporation cannot agree with the holders of the Preferred Stock upon one accountant, then an accountant chosen by the Corporation and an accountant chosen by the holders of the Preferred Stock shall choose a third, independent, outside accountant who shall make the disputed determinations or calculation and notify the Corporation and the holder of the results no later than forty-eight
(48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

          (d) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (e) CORPORATION'S FAILURE TO CONVERT. If within five (5) business days after the Corporation's or the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and the Conversion Notice the Corporation shall fail (1) to issue a certificate for the number of shares of Common Stock to which a holder is entitled or to credit the holder's balance account with The Depository Trust Corporation for such number of shares of Common Stock to which the holder is entitled upon such holder's conversion of the Preferred Stock, or
(2) to issue a new Preferred Stock Certificate representing the number of shares of Preferred Stock to which such holder is entitled, pursuant to Section 7(b) in addition to all other available remedies which such holder may pursue hereunder and under the Purchase Agreement, the Corporation shall pay additional damages to such holder on each date after such fifth (5th) business day that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (x) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 7(b) and to which such holder is entitled and, in the event the Corporation has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 7(b) the number of shares of Common Stock issuable upon conversion of the Preferred Stock represented by such Preferred Stock Certificate as of the last possible date which the Corporation could have issued such Preferred Stock Certificate to such holder without violating Section 7(b); and (y) the Closing Sale Price of the Common Stock on the last possible date which the Corporation could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 7(b).

          (f) MANDATORY CONVERSION. If any Preferred Stock remain outstanding on the fifth (5th) anniversary after the Issuance Date, then all such Preferred Stock shall be automatically converted as of such date as if the holders of such Preferred Stock had given a Conversion Notice under Section 3 and in accordance with this Section 7 on such fifth (5th) anniversary. All holders of Preferred Stock shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent, provided that the Corporation has complied with its obligations under this Section 7.

          (g) PRO-RATA CONVERSION. In the event the Corporation receives a Conversion Notice from more than one holder of Preferred Stock on the same day and the Corporation is able to convert some, but not all, of the Preferred Stock pursuant to this Section 7, the Corporation shall convert from each holder of Preferred Stock electing to have Preferred Stock converted at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Stock held by such holder relative to the number of Preferred Stock outstanding) of all Preferred Stock being converted at such time.

          (h) FRACTIONAL SHARES. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

          (i) TAXES. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Stock.

          (j) RESERVATION OF SHARES. The Corporation shall, so long as any of the shares of Preferred Stock are outstanding, reserve and keep available out of its authorized and unused Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Stock then outstanding (without regard to any limitations on conversions); provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the shares of Preferred Stock are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Stock based on the number of Preferred Stock held by each holder at the time of issuance of the Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining holders of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such holder.

               (k)  LIMITATION ON NUMBER OF CONVERSION SHARES.   Notwithstanding
any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue upon Conversion of the Preferred Stock (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the American Stock Exchange, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules and regulations of the American Stock Exchange (or if the American Stock Exchange is not the principal securities exchange for the Common Stock, then the principal securities exchange) for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding. Until such approval or written opinion is obtained, no holder of Preferred Stock pursuant to the Purchase Agreement shall be issued, upon conversion of Preferred Stock, shares of Common Stock in an amount greater than the product of (I) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Preferred Stock issued to such holder pursuant to the Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Stock issued to the holders pursuant to the Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any holder shall sell or otherwise transfer any of such holder's Preferred Stock, the transferee shall be allocated a pro rata portion of such holder's Cap Allocation Amount. In the event that any holder of Preferred Stock shall convert all of such holder's Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Stock on a pro rata basis in proportion to the number of shares of Preferred Stock then held by each such holder.

     8. VOTING RIGHTS. Except as otherwise required by law or as otherwise explicitly provided herein, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote together as a single class upon any matter submitted to the shareholders for a vote on the following basis:

             (a) COMMON STOCK. Each share of Common Stock issued and outstanding shall have one vote.

             (b) PREFERRED STOCK. Each holder of Preferred Stock shall have the number of votes equal to the number of shares of Common Stock into which the Preferred Stock then held by such holder is convertible, as adjusted from time to time under Section 4 hereof.

             (c) DIRECTORS. Holders of Preferred Stock shall have the exclusive right to elect two (2) of the five (5) directors to the Board, and shall have such other voting rights as are expressly provided in this Certificate of Designations. The Corporation shall provide the members of the Board elected hereunder with (a) all written accounts prepared by management; (b) the annual budget of the Corporation prepared for the next succeeding fiscal year; (c) notification of any litigation or claim that may materially adversely affect the financial affairs or business prospects of the Corporation; and (d) written or electronic copies of all filings the Corporation makes with the Securities and Exchange Commission or the American Stock Exchange (or if the American Stock Exchange is not the principal securities exchange for the Common Stock, then such principal securities exchange).

      9. LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Preferred Stock in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per share of Preferred Share equal to the Applicable Price plus all accrued but unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Stock and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Stock as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Stock and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Stock and Pari Passu Shares.

          The following events shall be deemed voluntary liquidation events for purpose of this Section 9: (a) the purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, (b) the consolidation or merger of the Corporation with or into any other Person, or where more than 50% of the securities of the Corporation then outstanding do not remain outstanding after such transaction, (c) the sale or transfer by the Corporation of more than 50% of its assets, or (d) the sale or transfer other than by the holders of Preferred Stock of more than 50% of the voting power of the Corporation.

     10.  PREFERRED RANK; PARTICIPATION.

           (a) RANK. All shares of Common Stock shall be of junior rank to all Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Stock.

          (b) CHANGES TO PREFERENCES. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Stock, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of Incorporation or bylaws, or file any resolution of the Board with the Secretary of State of the State of Delaware containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Stock relative to the holders of the Common Stock or the holders of any other class of capital stock (including, but not limited to any increase in the number of authorized shares of the Corporation or in the number of shares issuable under any plan to grant stock to employees, officers or directors of the Corporation).

          (c) PAYMENTS. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Stock shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Stock had converted the Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

     11. VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED STOCK. So long as any of the Preferred Stock remains outstanding, the Corporation, and any subsidiary of the Corporation, shall not, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Stock:

         (a) change this Certificate of Designations or the Corporation's Certificate of Incorporation to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Stock;

         (b) issue Preferred Stock other than pursuant to the Securities Purchase Agreement;

         (c) approve the merger of the Corporation with and into another legal entity, or any reorganization of the Corporation or the sale of substantially all of the stock or assets of the Corporation, or acquire all or substantially all of the capital stock or property or another entity;

         (d) pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock;

         (e) make any change in the size or number of members of the Board (currently five (5)) or the rights to elect members of the Board; or

         (f) incur any debt of greater than $50,000, aggregating the principal and interest due under the terms of such debt.

     12. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Preferred Stock into Common Stock.

     13. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of
Designations.   Amounts set forth or provided for herein with respect to
payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     14. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all holders of Preferred Stock notwithstanding its adoption by the Board and shall not be construed against any person as the drafter hereof.

     15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this ___ day of ___________________, 1998.


                              PC QUOTE, INC.


                              By:
                                  ------------------------------------

                              Name:
                                   -----------------------------------

                              Title:
                                     ---------------------------------

                                      EXHIBIT A


                                   P.C. QUOTE, INC.
                                  CONVERSION NOTICE

     Reference is made to the Certificate of Designations, Preferences and Rights of Series A and Series B Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series __ Convertible Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"), of P.C. Quote, Inc., a Delaware corporation (the "CORPORATION"), as indicated below into shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

        Date of Conversion:
                            ------------------------------------------------

        Number of Preferred Stock to be converted:
                                                    ------------------------

        Series of Preferred Stock to be converted:
                                                    ------------------------

        Stock certificate no(s). of Preferred Stock to be converted:
                                                                     -------

Please confirm the following information:

        Conversion Price:
                            -------------------------------------------------

        Number of shares of Common Stock
        to be issued:
                            -------------------------------------------------

Please issue the Common Stock into which the Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

        Issue to:
                            -------------------------------------------------

                            -------------------------------------------------

                            -------------------------------------------------

        Facsimile Number:
                            -------------------------------------------------

        Authorization:
                            -------------------------------------------------


                            By:
                                --------------------------------------------
                            Name:
                                  ------------------------------------------
                            Title:
                                   -----------------------------------------

        Dated:
                            ------------------------------------------------

        Account Number:
         (if electronic book entry transfer):
                                              ------------------------------

        Transaction Code Number
         (if electronic book entry transfer):
                                              ------------------------------


           THIS NOTICE MUST BE DELIVERED TO CORPORATION AND TRANSFER AGENT